Exhibit 12


     COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES



                                    Three months ended       Nine months ended
                                         June 30                  June 30
(Dollars in thousands)              1999         1998        1999         1998
--------------------------------------------------------------------------------
Income before taxes              $163,857     $177,131    $399,819     $524,590
Add fixed charges:
    Interest expense                7,443       10,932      23,623       29,897
    Interest factor on
       rent                         3,416        3,127      10,409        8,957
                              --------------------------------------------------
Total fixed charges               $10,859      $14,059      $34,032     $38,854
                              --------------------------------------------------

Earnings before fixed
   charges and taxes
       on income                 $174,716     $191,190     $433,851     $563,44
                              ==================================================

Ratio of earnings to
       fixed charges                16.1         13.6         12.7         14.5